CLEVELAND-CLIFFS

NEWS RELEASE

Cleveland-Cliffs Signs Definitive Share Purchase Agreement to Acquire 30% Interest in
Brazilian Mine Project

Cleveland, OH – December 12, 2006 – Cleveland-Cliffs Inc (“Cleveland-Cliffs,” “Cliffs”) (NYSE: CLF) today announced that it has signed a definitive share purchase agreement with Centennial Asset Mining Fund LLC, an affiliate of MMX Mineração e Metálicos SA (“MMX”), to acquire 30 percent of the Amapá Project through the acquisition of 100 percent of the shares of Centennial Asset Amapá Participações SA (“Centennial Amapá”). Centennial Amapá owns 30 percent of the Amapá Project, a Brazilian iron ore project.

When completed, Amapá is expected to produce 6.5 million tonnes of iron ore concentrate annually. Under the definitive share repurchase agreement, Cliffs would purchase 100 percent of the shares of Centennial Amapá for US$133 million.

Closing is anticipated to occur during the first quarter of 2007, subject to completion of project financing, final due diligence, regulatory approvals and other customary closing conditions.

Cleveland-Cliffs Chief Executive Officer Joseph A. Carrabba said, “We are optimistic about the Amapá Project. The proposed transaction marks an additional step in Cliffs’ long-term strategy, further diversifying our operations and expanding our presence in the global iron ore business.”

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. There can be no assurance that the transactions contemplated by the share purchase agreement will be consummated or any transaction in connection with the Amapá Project being completed.

Actual results may differ materially from such statements for a variety of reasons, including: changes in global demand for iron ore by integrated steel producers due to changes in steel utilization rates, consolidation and rationalization, operational factors, and electric furnace production; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

# # #